Exhibit 99.03

DataMEG Corp. Secures Financing Commitment

FRIDAY, DECEMBER 21, 2001 7:05 AM
 - Internet Wire

CHARLOTTE, NC, Dec 21, 2001 (INTERNET WIRE via COMTEX) -- DataMEG
Corp. (DTMG) announced today that they have secured the $2.5 MM financing commitment that was offered them, per their press release dated December 10, 2001.

Andrew Benson, President DataMEG Corp. stated, " This financing is an important first step in providing North Electric Company, Inc. with adequate funding necessary to insure that their technology and product development plans are successfully completed. We look to develop other relationships within the investment banking community to further the capitalization of the business and meet our strategic business development goals." Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as ``expect,'' ``anticipate,'' ``could,'' "would," "will," and ``may'' and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:           Ron Dove
                   Company Contact
                   DataMEG Corp
                   704-849-7690